TransMontaigne Announces First Quarter Results and Expansion

•	TransMontaigne will expand its Brownsville, Texas operations, supported by the execution of long-term, fee-based terminaling and pipeline agreements for new storage and additional pipeline capacity

•

Net earnings for the first quarter of 2018  totaled $12.2 million, compared to $13.0 million in the prior year first quarter, which includes increases in depreciation and amortization and interest expense

•	Achieved record levels of both revenue and EBITDA for the first quarter 2018
•	Consolidated EBITDA for the first quarter of 2018 totaled $32.9 million, compared to $27.3 million in the prior year first quarter
•	Distributable cash flow for the first quarter of 2018 totaled $23.0 million, compared to $23.5 million in the prior year first quarter
•	Distribution coverage for first quarter 2018 was 1.39x; leverage as of March 31, 2018 was 4.35x on an as-adjusted basis for the acquisition of the West Coast terminal facilities
•	Increased the quarterly cash distribution for the tenth consecutive quarter to $0.785, reflecting an 8.3% increase over prior year quarterly distribution

Denver, Colorado, May 9, 2018 –  TransMontaigne Partners L.P. (NYSE:TLP) (the Partnership, we, us, our) today announced first quarter 2018 financial and operating results.

“Our business continued to perform extremely well during the first quarter, achieving record levels of both revenue and EBITDA,” said Fred Boutin, Chief Executive Officer of TransMontaigne Partners.  “Our sequential growth during the first quarter was driven by the continued geographic and organic expansion of our platform, including our recent West Coast terminal acquisition, the completion of our Collins terminal Phase I expansion and successful contracting efforts across our terminal portfolio. Our organic and acquisition expansion initiatives have resulted in a more diverse platform with greater scale, driving continued growth opportunities for the Partnership, including our ability to deliver our tenth consecutive quarter of distribution growth.”

“Today, I am excited to announce the entry into long-term customer contracts supporting new growth projects in Brownsville,” continued Mr. Boutin. “These projects involve construction of new tankage and related facilities and the conversion of our Diamondback Pipelines from propane service to gasoline and diesel.  These are in addition to our recently announced growth projects of 870,000 barrels of new storage capacity at Collins and 125,000 barrels of new storage capacity at our recently acquired Richmond terminal. We remain committed to additional growth in our business over the long-term, and continue to execute on our expansion plans, including growth through asset optimization, organic expansions and potential acquisitions.”

FINANCIAL RESULTS

Revenue for the first quarter of 2018 totaled $56.4 million, an increase of $11.5 million, or approximately 26%, compared to $44.9 million for the first quarter of 2017. Consolidated EBITDA totaled $32.9 million for the first quarter of 2018, representing an increase of $5.6 million, or approximately 21%, compared to $27.3 million for the first quarter of 2017. The improvement compared to the prior year was primarily

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attributed to the acquisition of the West Coast terminals on December 15, 2017 and our Collins Phase I terminal expansion coming fully on-line in June 2017.

An overview of our financial performance for the quarter ended March 31, 2018 compared to the quarter ended March 31, 2017, includes:

•

Operating income for the quarter ended March 31, 2018 was approximately $19.1 million compared to $15.4 million for the quarter ended March 31, 2017.  Changes in the primary components of operating income are as follows:

o

Revenue increased approximately $11.5 million to $56.4 million due to our December 15, 2017 acquisition of the West Coast terminals adding approximately $9.5 million to revenue. In addition there were increases in revenue at our River and Southeast terminals of approximately $0.1 million and $3.1 million, respectively, partially offset by decreases in revenue at our Brownsville terminals of approximately $1.1 million. Revenue for the Gulf Coast and Midwest terminals were consistent.

o

Direct operating costs and expenses increased approximately $3.6 million to $20.1 million due to our acquisition of the West Coast terminals adding approximately $3.1 million to expense. In addition there were increases in direct operating costs and expenses at our Gulf Coast, River and the Southeast terminals of approximately $0.3 million, $0.2 million, and $0.9 million, respectively, partially offset by decreases in our Brownsville terminals of approximately $0.8 million.  Direct operating costs and expenses for the Midwest terminals was consistent.

o	General and administrative expenses increased approximately $1.0 million to $5.0 million.
o	Insurance expenses increased approximately $0.2 million to $1.2 million.
o	Equity-based compensation expense increased approximately $0.2 million to $2.0 million.
o	Depreciation and amortization expenses increased approximately $3.1 million to $11.8 million.
o	Earnings from unconsolidated affiliates increased approximately $0.3 million to $2.9 million.
•

Net earnings were $12.2 million for the quarter ended March 31, 2018 compared to $13.0 million for the quarter ended March 31, 2017. The decrease was principally due to the net increases in quarterly operating income discussed above, more than offset by an increase in interest expense of approximately $4.3 million. The increase in interest expense is attributable to financing the acquisition of the West Coast terminals, the issuance of senior notes and increases in LIBOR rates.

•	Quarterly net earnings per limited partner unit was $0.52 per unit for the quarter ended March 31, 2018 compared to $0.62 per unit for the quarter ended March 31, 2017.
•	Consolidated EBITDA for the quarter ended March 31, 2018 was $32.9 million compared to $27.3 million for the quarter ended March 31, 2017.
•	Distributable cash flow for the quarter ended March 31, 2018 was $23.0 million compared to $23.5 million for the quarter ended March 31, 2017.
o	The distribution declared per limited partner unit was $0.785 per unit for the quarter ended March 31, 2018 compared to $0.725 per unit for the quarter ended March 31, 2017.
o	We paid aggregate distributions of $16.6 million for the quarter ended March 31, 2018, resulting in a quarterly distribution coverage ratio of 1.39x.

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RECENT DEVELOPMENTS

Expansion of our Brownsville operations. In the first quarter, we entered into terminaling services agreements with third parties for the construction by either the Partnership, or Frontera, of new facilities in Brownsville for the storage of gasoline, diesel and additives for further transportation by truck and the Diamondback Pipeline to the U.S./Mexico border. The Diamondback pipeline consists of an 8” pipeline that previously transported propane approximately 16 miles from our Brownsville, Texas facilities to the U.S./Mexico border and a 6” pipeline, which runs parallel to the 8” pipeline that has been idle and can be used to transport additional refined products. We expect the first tanks of the additional storage capacity under construction to be completed and placed into commercial service by the end of 2018. We expect to recommission the Diamondback pipeline and resume operations by the end of 2019, with the additional storage capacity being completed and placed into commercial service at the same time.

Due to rights of first refusal held by our Frontera joint venture, it is uncertain at this time whether our Brownsville terminaling expansion efforts will be constructed and owned by the Partnership or Frontera.  The anticipated aggregate cost of the above terminaling and pipeline expansion projects is estimated to be approximately $60 million.

Expansion of our Collins bulk storage terminal. Our Collins/Purvis, Mississippi terminal complex is strategically located for the bulk storage market and is the only independent terminal capable of receiving from, delivering to, and transferring refined petroleum products between the Colonial and Plantation pipeline systems. We previously entered into long-term terminaling services agreements with various customers for approximately 2 million barrels of new tank capacity at our Collins terminal. The revenue associated with these agreements came on-line upon completion of the construction of the new tank capacity at various stages beginning in the fourth quarter of 2016 through the second quarter of 2017. The aggregate cost of the approximately 2 million barrels of new tank capacity was approximately $75 million. With the completion of our Phase I expansion, our Collins/Purvis terminal complex has current active storage capacity of approximately 5.4 million barrels.

In addition to the Phase I expansion at our Collins terminal, in the second half of 2017 we obtained an air permit for an additional 5 million barrels of capacity for a Phase II buildout. We have started the design and buildout of 870,000 barrels of new storage capacity supported by a new long-term,  terminaling services agreement, which constitutes the beginning of a Phase II buildout. To facilitate our further expansion of Collins, we also entered into an agreement with Colonial Pipeline Company for significant improvements to the Colonial Pipeline receipt and delivery manifolds and our related receipt and delivery facilities. The improvements will result in significant increased flexibility for our Collins customers. The anticipated cost of the approximately 870,000 barrels of new storage capacity and our share of the improvements to the pipeline connections is approximately $55 million. We are currently in active discussions with several other existing and prospective customers regarding additional future capacity at our Collins terminal. We expect the first of the new tanks and the Colonial Pipeline Company improvements to come online in the first quarter of 2019.

Expansion of our West Coast terminals. On December 15, 2017, we acquired the West Coast terminals from a third party for a total purchase price of approximately $276.8 million.  The West Coast terminals are two waterborne refined product and crude oil terminals located in the San Francisco Bay Area refining

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complex with a total of 64 storage tanks with approximately 5 million barrels of active storage capacity. The West Coast terminals have access to domestic and international crude oil and refined products markets through marine, pipeline, truck and rail logistics capabilities.

Pursuant to a new long-term terminaling services agreement, we have begun the construction of an additional 125,000 barrels of storage capacity at our Richmond West Coast terminal.  The cost of constructing this new capacity is expected to be about $8 million. We are also pursuing other high-return investment opportunities similar to this at these terminals. We expect the first of the new tanks to come online in the fourth quarter of 2018.

Public offering of senior notes. On February 12, 2018, we completed the sale of $300 million of 6.125% senior notes, issued at par and due 2026. The senior notes were guaranteed on a senior unsecured basis by each of our wholly owned subsidiaries that guarantee obligations under our revolving credit facility. Net proceeds were used primarily to repay indebtedness under our revolving credit facility.

Third Amended and Restated Omnibus Agreement.    Since the inception of the Partnership in 2005 we have been party to an omnibus agreement with the owner of our general partner, which agreement has been amended and restated from time to time.  The omnibus agreement provides for the provision of various services for our benefit. The fees payable under the omnibus agreement to the owner of our general partner are comprised of (i) the reimbursement of the direct operating costs and expenses, such as salaries and benefits of operational personnel performing services on site at our terminals and pipelines, which we refer to as on-site employees, (ii) bonus awards to key personnel who perform services for the Partnership, which are typically paid in the Partnership’s units and are subject to the approval by the compensation committee and the conflicts committee of our general partner, and (iii) the administrative fee for the provision of various general and administrative services for the Partnership’s benefit such as legal, accounting, treasury, insurance administration and claims processing, information technology, human resources, credit, payroll, taxes, engineering, environmental safety and occupational health (ESOH) and other corporate services, to the extent such services are not outsourced by the Partnership.

In accordance with the Second Amended and Restated Omnibus Agreement and the prior versions thereto, if we acquire or construct additional facilities, the owner of our general partner may propose a revised administrative fee covering the provision of services for such additional facilities, subject to the approval by the conflicts committee of our general partner.   In connection with our previously discussed Phase II expansion activity at our Collins terminal, the expansion of the Brownsville terminal and pipeline operations and the December 2017 acquisition of the West Coast facilities, on May 7, 2018, the Partnership, with the concurrence of the conflicts committee of our general partner, agreed to an annual increase in the aggregate fees payable to the owner of the general partner under the omnibus agreement of $3.6 million beginning May 13, 2018.

To effectuate this $3.6 million annual increase in the aggregate fees payable to the owner of the general partner, on  May 7, 2018 the Partnership, with the concurrence of the conflicts committee of our general partner, entered into the Third Amended and Restated Omnibus Agreement. The effect of the change to the omnibus agreement is to allow the Partnership to assume the costs and expenses of personnel performing engineering and ESOH services for and on behalf of the Partnership and to receive an equal and offsetting decrease in the administrative fee.  These costs and expenses are expected to approximate

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$8.9 million in 2018. We expect that a significant portion of the assumed engineering costs will be capitalized under generally accepted accounting principles.

Prior to the $3.6 million annual increase and the effective date of the Third Amended and Restated Omnibus Agreement, the annual administrative fee was approximately $13.7 million and included the costs and expenses of the personnel performing engineering and ESOH services. Subsequent to the $3.6 million annual increase and the effective date of the Third Amended and Restated Omnibus Agreement, the annual administrative fee will be approximately $8.4 million and the Partnership will bear the approximately $8.9 million costs and expenses of the personnel performing engineering and ESOH services for and on behalf of the Partnership.

The administrative fee under the Third Amended and Restated Omnibus Agreement is subject to an increase each calendar year tied to an increase in the consumer price index, if any, plus two percent. If we acquire or construct additional facilities, the owner of our general partner may propose a revised administrative fee covering the provision of services for such additional facilities, subject to approval by the conflicts committee of our general partner.

We do not directly employ any of the persons responsible for managing our business.  We are managed by our general partner, and all of the officers of our general partner and employees who provide services to the Partnership are employed by TLP Management Services, a wholly owned subsidiary of ArcLight.  TLP Management Services provides payroll and maintains all employee benefits programs on behalf of our general partner and the Partnership pursuant to the omnibus agreement.  The omnibus agreement will continue in effect until the earlier of (i) ArcLight ceasing to control our general partner or (ii) the election of either us or the owner, following at least 24 months’ prior written notice to the other parties.

 LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2018,  our total long-term debt was $582.4 million, which included $290.2 million of outstanding borrowings on our $850 million revolving credit facility.  For the trailing twelve months, on an as-adjusted basis for our acquisition of the West Coast terminals, our Consolidated EBITDA was $134.0 million, resulting in a debt to Consolidated EBITDA ratio of 4.35x. Consolidated EBITDA is a non-GAAP financial performance measure used in the calculation of the leverage ratio requirement under our revolving credit facility. See Attachment B hereto for a reconciliation of Consolidated EBITDA to net earnings. See also Attachment C hereto for a table showing the calculation of our total leverage ratio and interest coverage ratio and a reconciliation of Consolidated EBITDA to Cash flows provided by operating activities.

For the first quarter of 2018, we reported $6.5 million in total capital expenditures. As of March 31, 2018, remaining expenditures for approved expansion projects are estimated to be approximately $120 million, assuming our Frontera joint venture does not exercise its rights of first refusal related to our Brownsville terminaling expansion efforts. Approved expenditures include the construction costs associated with the expansion at our Collins, Brownsville and West Coast terminals, as further discussed above.

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QUARTERLY DISTRIBUTION

The Partnership previously announced that it declared a distribution of $0.785 per unit for the period from January 1, 2018 through March 31, 2018.  This $0.015 increase over the previous quarter reflects the tenth consecutive increase in the quarterly distribution and represents annual growth of 8.3% over the prior year first quarter distribution. This distribution was paid on May 8, 2018 to unitholders of record on April  30, 2018.

CONFERENCE CALL

On Wednesday, May 9, 2018, the Partnership will hold a conference call for analysts and investors at 12:00 p.m. Eastern Time to discuss our first quarter results.  Hosting the call will be Fred Boutin, Chief Executive Officer, and Rob Fuller, Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-4018, or for international callers (201) 689-8471.  A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671.  The passcode for the replay is 13679778.  The replay will be available until May 23, 2018.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto TLP’s website at www.transmontaignepartners.com under the Investor Information section.  A replay of the webcast will also be available until May 23, 2018.

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ABOUT TRANSMONTAIGNE PARTNERS L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, in the Southeast and on the West Coast. We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels, and heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

FORWARD-LOOKING STATEMENTS

This press release includes statements that may constitute forward looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Although the company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  Among the key risk factors that could negatively impact our assumptions on future growth prospects and acquisitions include, without limitation, (i) our ability to identify suitable growth projects or acquisitions; (ii) our ability  to complete identified projects timely and at expected costs, (iii) competition for acquisition opportunities, and (iv) the successful integration and performance of acquired assets or businesses and the risks of operating assets or businesses that are distinct from our historical operations.   Key risk factors associated with the West Coast terminals include, without limitation: (i) the successful integration and performance of the acquired assets, (ii) adverse changes in general economic or market conditions, and (iii) competitive factors such as pricing pressures and the entry of new competitors. Key risk factors associated with the Collins and Brownsville terminal and pipeline expansions and related improvements include, without limitation: (i) the ability to complete construction of the project on time and at expected costs; (ii) the ability to obtain required permits and other approvals on a timely basis; (iii) the occurrence of operational hazards, weather related events or unforeseen interruption; and (iv) the failure of our customers or vendors to satisfy or continue contractual obligations. Additional important factors that could cause actual results to differ materially from the Partnership’s expectations and may adversely affect its business and results of operations are disclosed in "Item 1A. Risk Factors" in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on March 15, 2018. The forward looking statements speak only as of the date made, and, other than as may be required by law, the Partnership undertakes no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

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CONTACT

TransMontaigne Partners L.P.

(303) 626-8200

Frederick W. Boutin, Chief Executive Officer

Robert T. Fuller, Chief Financial Officer

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ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

Our terminaling services agreements are structured as either throughput agreements or storage agreements. Our throughput agreements contain provisions that require our customers to make minimum payments, which are based on contractually established minimum volumes of throughput of the customer’s product at our facilities over a stipulated period of time. Due to this minimum payment arrangement, we recognize a fixed amount of revenue from the customer over a certain period of time, even if the customer throughputs less than the minimum volume of product during that period. In addition, if a customer throughputs a volume of product exceeding the minimum volume, we would recognize additional revenue on this incremental volume. Our storage agreements require our customers to make minimum payments based on the volume of storage capacity available to the customer under the agreement, which results in a fixed amount of recognized revenue.

We refer to the fixed amount of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.” Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “ancillary.” In addition “ancillary” revenue also includes fees received from ancillary services including heating and mixing of stored products, product transfer, railcar handling, butane blending, proceeds from the sale of product gains, wharfage and vapor recovery.

The “firm commitments” and “ancillary” revenue included in terminaling services fees were as follows (in thousands):

	Three months ended
	March 31,
	2018	2017
Terminaling services fees:
Firm commitments	$42,133	$32,064
Ancillary	11,058	8,680
Total terminaling services fees	53,191	40,744
Pipeline transportation fees	869	1,716
Management fees	2,384	2,390
Total revenue	$56,444	$44,850

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the three months ended March 31, 2018 was as follows (in thousands):

Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$6,901	16%
1 year or more, but less than 3 years remaining	13,787	33%
3 years or more, but less than 5 years remaining	19,133	45%
5 years or more remaining	2,312	6%
Total firm commitments for the three months ended March 31, 2018	$42,133

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The following selected financial information is extracted from our quarterly report on Form 10-Q for the quarter ended March 31, 2018, which was filed on May 9, 2018 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three months ended
	March 31,
	2018	2017
Income Statement Data
Revenue	$56,444	$44,850
Direct operating costs and expenses	(20,145)	(16,511)
General and administrative expenses	(4,981)	(3,971)
Earnings from unconsolidated affiliates	2,889	2,560
Operating income	19,136	15,400
Net earnings	12,174	12,954
Net earnings allocable to limited partners	8,408	10,111
Net earnings per limited partner unit—basic	$0.52	$0.62

	March 31,	December 31,
	2018	2017
Balance Sheet Data
Property, plant and equipment, net	$650,037	$655,053
Investments in unconsolidated affiliates	234,030	233,181
Goodwill	9,428	9,428
Customer relationships, net	46,389	47,136
Total assets	975,618	987,003
Long-term debt	582,377	593,200
Partners’ equity	362,022	364,217

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Selected results of operations data for each of the quarters in the years ended December 31, 2018 and 2017 are summarized below (in thousands):

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2018	2018	2018	2018	2018
Revenue	$56,444	$—	$—	$—	$56,444
Direct operating costs and expenses	(20,145)	—	—	—	(20,145)
General and administrative expenses	(4,981)	—	—	—	(4,981)
Insurance expenses	(1,246)	—	—	—	(1,246)
Equity-based compensation expense	(2,017)	—	—	—	(2,017)
Depreciation and amortization	(11,808)	—	—	—	(11,808)
Earnings from unconsolidated affiliates	2,889	—	—	—	2,889
Operating income	19,136	—	—	—	19,136
Interest expense	(6,461)	—	—	—	(6,461)
Amortization of deferred issuance costs	(501)	—	—	—	(501)
Net earnings	$12,174	$—	$—	$—	$12,174

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2017	2017	2017	2017	2017
Revenue	$44,850	$45,364	$45,449	$47,609	$183,272
Direct operating costs and expenses	(16,511)	(15,984)	(17,719)	(17,486)	(67,700)
General and administrative expenses	(3,971)	(4,080)	(5,247)	(6,135)	(19,433)
Insurance expenses	(1,006)	(1,002)	(999)	(1,057)	(4,064)
Equity-based compensation expense	(1,817)	(352)	(544)	(286)	(2,999)
Depreciation and amortization	(8,705)	(8,792)	(8,882)	(9,581)	(35,960)
Earnings from unconsolidated affiliates	2,560	2,120	1,884	507	7,071
Operating income	15,400	17,274	13,942	13,571	60,187
Interest expense	(2,152)	(2,525)	(2,656)	(3,140)	(10,473)
Amortization of deferred issuance costs	(294)	(271)	(320)	(336)	(1,221)
Net earnings	$12,954	$14,478	$10,966	$10,095	$48,493

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ATTACHMENT B

DISTRIBUTABLE CASH FLOW

The following summarizes our distributable cash flow for the period indicated (in thousands):

January 1, 2018
through
March 31, 2018
Net earnings	$12,174
Depreciation and amortization	11,808
Earnings from unconsolidated affiliates	(2,889)
Distributions from unconsolidated affiliates	3,190
Equity-based compensation expense	2,017
Settlement of tax withholdings on equity-based compensation	(341)
Interest expense	6,461
Amortization of deferred issuance costs	501
Consolidated EBITDA (1) (2)	32,921
Interest expense	(6,461)
Unrealized loss on derivative instruments	43
Amortization of deferred issuance costs	(501)
Amounts due under long-term terminaling services agreements, net	28
Project amortization of deferred revenue under GAAP	(187)
Project amortization of deferred revenue for DCF	582
Capitalized maintenance	(3,389)
“Distributable cash flow”, or DCF, generated during the period (2)	$23,036

Actual distribution for the period on all common units and the general partner interest including incentive distribution rights	$16,571
Distribution coverage ratio (2)	1.39x

(1)	Reflects the calculation of Consolidated EBITDA in accordance with the definition for such financial metric in our revolving credit facility.
(2)

Distributable cash flow, the distribution coverage ratio and Consolidated EBITDA are not computations based upon generally accepted accounting principles.  The amounts included in the computations of our distributable cash flow and Consolidated EBITDA are derived from amounts separately presented in our consolidated financial statements, notes thereto and “Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the quarter ended March 31, 2018, which was filed with the Securities and Exchange Commission on May 9, 2018. Distributable cash flow and Consolidated EBITDA should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity.  Distributable cash flow and Consolidated EBITDA are not necessarily comparable to similarly titled measures of other companies.  Distributable cash flow and Consolidated EBITDA are presented here because they are widely accepted financial indicators used to compare partnership performance.  Further, Consolidated EBITDA is calculated consistent with the provisions of our credit facility and is a financial performance

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measure used in the calculation of our leverage and interest coverage ratio requirements. We believe that these measures provide investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

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ATTACHMENT C

CREDIT FACILITY FINANCIAL COVENANTS

The primary financial covenants contained in our revolving credit facility are (i) a total leverage ratio test (not to exceed 5.25 to 1.0), (ii) a senior secured leverage ratio test (not to exceed 3.75 to 1.0), and (iii) a minimum interest coverage ratio test (not less than 2.75 to 1.0). These financial covenants are based on a non-GAAP, defined financial performance measure within our revolving credit facility known as “Consolidated EBITDA.” The following provides the calculation of “total leverage ratio”, “senior secured leverage ratio” and “interest coverage ratio” as such terms are used in our revolving credit facility for certain financial covenants (in thousands, except ratios):

					Twelve months
	Three months ended				ended
	June 30,	September 30,	December 31,	March 31,	March 31,
	2017	2017	2017	2018	2018
Financial performance covenant tests:
Consolidated EBITDA (1)	$28,819	$25,381	$26,963	$32,921	$114,084
Permitted acquisition credit (2)	7,000	7,000	5,900	—	19,900
Consolidated EBITDA for the leverage ratios (1)	$35,819	$32,381	$32,863	$32,921	$133,984
Revolving credit facility debt					290,200
6.125% senior notes due in 2026					300,000
Senior notes unamortized deferred issuance costs					(7,823)
Consolidated funded indebtedness					$582,377
Senior secured leverage ratio					2.17	x
Total leverage ratio					4.35	x
Consolidated EBITDA for the interest coverage ratio (1)	$28,819	$25,381	$26,963	$32,921	$114,084
Consolidated interest expense (1) (3)	$2,487	$2,591	$3,217	$6,419	$14,714
Interest coverage ratio					7.75	x
Reconciliation of consolidated EBITDA to cash flows provided by operating activities:
Consolidated EBITDA for the total leverage ratio (1)	$35,819	$32,381	$32,863	$32,921	$133,984
Permitted acquisition credit (2)	(7,000)	(7,000)	(5,900)	—	(19,900)
Interest expense	(2,525)	(2,656)	(3,140)	(6,461)	(14,782)
Unrealized loss (gain) on derivative instruments	38	65	(77)	42	68
Amortization of deferred revenue	10	(170)	(122)	(187)	(469)
Settlement of tax withholdings on equity-based compensation	25	304	—	341	670
Change in operating assets and liabilities	(342)	4,477	(3,709)	(2,262)	(1,836)
Cash flows provided by operating activities	$26,025	$27,401	$19,915	$24,394	$97,735

(1)	Reflects the calculation of Consolidated EBITDA and Consolidated interest expense in accordance with the definition for such financial metrics in our revolving credit facility.
(2)

Reflects a proforma credit of $7.0 million per quarter relating to the acquisition of the West Coast terminals, which qualified as a “Permitted Acquisition” under the terms of our revolving credit facility. For the three months ended December 31, 2017, such $7.0 million credit was reduced by

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

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approximately $1.1 million, which is the amount of actual Consolidated EBITDA we recognized during the period relating to the West Coast terminals following the acquisition on December 15, 2017.
(3)	Consolidated interest expense, used in the calculation of the interest coverage ratio, excludes unrealized gains and losses recognized on our derivative instruments.

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1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com